Press
Release

Contact:                 Mark E. Patten, Sr. Vice President and CFO
      mpatten@ctlc.com
Phone:                   (386) 944-5643
Facsimile:              (386) 274-1223

FOR IMMEDIATE RELEASE	CONSOLIDATED-TOMOKA LAND CO. REPORTS FOURTH QUARTER AND YEAR-END 2012 EARNINGS

DAYTONA BEACH, FLORIDA, February 25, 2013. Consolidated-Tomoka Land Co. (NYSE MKT: CTO) today announced its operating results for the fourth quarter and year-ended December 31, 2012.

SIGNIFICANT ACTIVITIES

Operating results for the fourth quarter ended December 31, 2012 (compared to the same quarterly period in 2011):

·	Net income per share was $0.01 versus a net loss per share of ($0.10);
·
The quarter was impacted by an additional non-cash reserve of $111,367 related to previously disclosed litigation which commenced in 2010, an impact of approximately ($0.01) per share, after tax. Management believes that this reserve will be adequate to settle this litigation, but implementation of the settlement is not yet final;

·	The quarter results were also reduced by a $426,794 loss recognized for a property classified as held for sale in December, an impact of approximately ($0.05) per share, after tax;
·	Revenue from Income Properties totaled approximately $2.52 million, an increase of 11.8%;
·	Revenue from Real Estate Operations totaled $681,473, an increase of 126.5%; and
·	Revenue from Golf Operations decreased by 3.5%, while net operating losses improved by 70.2% totaling ($120,587).
Operating results for the year-ended December 31, 2012 (compared to year-ended 2011):

·	Net income per share was $0.10 versus a net loss per share of ($0.82);
·
The full year was impacted by non-recurring charges in the second half of the year, including $167,000 of separation costs for a retiring senior executive, and a non-cash legal reserve that totaled $723,058, related to previously disclosed litigation which commenced in 2010, an aggregate impact of approximately ($0.10) on net income per share, after tax;

·	Revenue from Income Properties totaled approximately $9.6 million, an increase of 8.9%;
·	Revenue from Real Estate Operations totaled approximately $3.1 million, an increase of nearly $2.6 million;
·	Revenue from Golf Operations decreased by 3.3%, while net operating losses improved by 33.4% or $445,271;
·	Net operating losses attributable to our agriculture operations, reflected as Other Income, improved by nearly $500,000 or 93.6%; and
·	The weighted average lease duration of our income property portfolio increased to 10.6 years as of December 31, 2012, from 9.0 years as of December 31, 2011.

OTHER HIGHLIGHTS

Other highlights for the year-ended December 31, 2012, include the following:

·	Book value increased by approximately $1.1 million since December 31, 2011, to $114,216,668 or $20.00 per share;
·	Acquired a total of eight income properties for $25.9 million diversifying into four new states with three new credits;
·	Sold two income properties for approximately $8.0 million with an average remaining lease term of 8.4 years;
·	Since January 2012, golf memberships nearly doubled through year-end 2012; and
·
Debt totaled approximately $29.1 million at December 31, 2012, with $32.9 million of available borrowing capacity on our credit facility, which was $62.0 million as of year-end, and total cash was approximately $1.3 million at December 31, 2012.

Financial Results

Revenue
Total revenue for the year-ended December 31, 2012, increased 23.2% to approximately $17.3 million, compared to approximately $14.1 million in 2011. This increase included a $783,862, or 8.9% increase, in revenue generated by our income properties and revenue from our real estate operations, which increased $2.6 million, or 517.8%, from the same period in 2011, reflecting revenue generated by a land transaction totaling $618,000, or more than $37,000 per acre, revenues from our subsurface leases, and the resolution of the Dunn Avenue commitment related to prior land transactions. Total revenues for the quarter-ended December 31, 2012, increased 15.3% to approximately $4.3 million compared to approximately $3.7 million during the same period in 2011. The growth in total revenues during the fourth quarter reflects an increase of 11.8% in revenue from our income properties, without the full benefit of the acquisitions closed in the latter part of the fourth quarter, and a 126.5% increase in revenue from our real estate operations, primarily from our subsurface leases, offset by slight decreases in golf revenues and other income.

Net Income (Loss)
Net income for the year-ended December 31, 2012, was approximately $600,000, an improvement of 112.7% compared to a loss of approximately $4.7 million in 2011. Our results in 2012 benefited from approximately $3.3 million or 23.2% in increased revenues and a reduction in direct cost of revenues of approximately $950,000 or 12.0%. Our general and administrative costs increased 21.8% or $1.2 million in 2012 due to a non-cash legal reserve of $723,058, a one-time separation payment to a retiring senior executive of $167,000 and increased stock compensation costs of $794,000. Excluding the non-recurring charges and the increase in non-cash stock compensation costs, our general and administrative costs totaled $4.9 million. Net income for the quarter-ended December 31, 2012, was $61,821, equivalent to $0.01 per share, compared to a net loss of $548,076, or ($0.10) per share, during the same period in 2011.

Income Property Portfolio Update

Property Acquisitions
In November, we acquired 0.6 acres of property leased to JPMorgan Chase Bank, N.A., pursuant to a ground lease in Chicago for $3.8 million with a remaining term of 28 years and rental rate escalations every 5 years, utilizing $3.7 million of proceeds received in the May 2012 sale of a property in Asheville, North Carolina.

In December, we acquired five properties for $12.8 million, leased for an initial term of 15 years to Bank of America, N.A., in Orange County, California.

At December 31, 2012, the Company owned 31 single-tenant properties in seven states, with an average remaining lease term of approximately 10.6 years. In addition, the Company owns 2 self-developed multi-tenant properties, with a weighted average occupancy of approximately 86%.

Semi-Annual Dividend

The Company paid dividends of $0.04 per share in 2012, which was unchanged from 2011. The Company has paid a dividend every year since 1976.

CEO Comments on Operating Results

John P. Albright, president and chief executive officer, stated, “We’re pleased with our improved results in 2012, our progress in growing and diversifying our single-tenant portfolio and the meaningful improvements we made in the operating results of our most challenging segments, golf and agricultural operations.” Mr. Albright further noted, “We are encouraged by the increased residential and commercial real estate activity we are seeing in the Daytona Beach area, as the state and national economic activity continues to improve.”

About Consolidated-Tomoka Land Co.

Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns a portfolio of income properties in diversified markets in the United States as well as over 11,000 acres in the Daytona Beach area. Visit our website at www.ctlc.com.

Forward-Looking Statements

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. Forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.

The Company wishes to caution readers that the assumptions which form the basis for forward-looking statements with respect to or that may impact earnings for the year ended December 31, 2012, and thereafter include many factors that are beyond the Company’s ability to control or estimate precisely. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, please see the Company’s filings with the Securities and Exchange Commission, including, but not limited to the Company’s most recent Annual Report on Form 10-K. Copies of each filing may be obtained from the Company or the SEC.

While the Company periodically reassesses material trends and uncertainties affecting its results of operations and financial condition, the Company does not intend to review or revise any particular forward-looking statement referenced herein in light of future events.

Disclosures in this press release regarding the Company’s quarter-end financial results are preliminary and are subject to change in connection with the Company’s preparation and filing of its Form 10-K for the year-ended December 31, 2012. The financial information in this release reflects the Company’s preliminary results subject to completion of the year-end review process. The final results for the year may differ from the preliminary results discussed above due to factors that include, but are not limited to, risks associated with final review of the results and preparation of financial statements.

CONSOLIDATED-TOMOKA LAND CO.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2012	2011
ASSETS
Cash	$1,301,739	$6,174
Restricted Cash	--	2,779,511
Refundable Income Tax	239,720	399,905
Land and Development Costs	27,848,525	27,825,924
Intangible Assets - Net	4,527,426	3,572,096
Assets Held for Sale	3,433,500	7,694,710
Other Assets	8,254,399	8,023,872
	$45,605,309	$50,302,192

Property, Plant, and Equipment:
Land, Timber, and Subsurface Interests	$15,194,901	$15,109,298
Golf Buildings, Improvements, and Equipment	2,879,263	2,535,294
Income Properties, Land, Buildings, and Improvements	132,202,887	111,564,673
Other Furnishings and Equipment	906,441	2,320,766
Total Property, Plant, and Equipment	151,183,492	131,530,031
Less, Accumulated Depreciation and Amortization	(12,091,901)	(11,566,420)
Net - Property, Plant, and Equipment	139,091,591	119,963,611

TOTAL ASSETS	$184,696,900	$170,265,803

LIABILITIES
Accounts Payable	$440,541	$385,685
Accrued Liabilities	6,972,343	7,317,676
Accrued Stock Based Compensation	265,311	484,489
Pension Liability	1,317,683	1,586,513
Deferred Income Taxes	32,357,505	32,060,283
Notes Payable	29,126,849	15,266,714

TOTAL LIABILITIES	$70,480,232	$57,101,360
Commitments and Contingencies

SHAREHOLDERS' EQUITY
Common Stock – 25,000,000 shares authorized; $1 par value, 5,844,203 issued and 5,829,569 shares outstanding at December 31, 2012; 5,829,464 issued and 5,829,464 outstanding at December 31, 2011	$5,726,136	$5,724,147
Treasury Stock, at cost – 14,634 Shares held at December 31, 2012, with no shares held at December 31, 2011	(453,654)	--
Additional Paid in Capital	6,939,023	5,697,554
Retained Earnings	103,242,643	102,872,167
Accumulated Other Comprehensive Loss	(1,237,480)	(1,129,425)

TOTAL SHAREHOLDERS' EQUITY	$114,216,668	$113,164,443

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$184,696,900	$170,265,803

CONSOLIDATED-TOMOKA LAND CO.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year-Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenues
Income Properties	$2,521,919	$2,255,985	$9,559,942	$8,776,080
Real Estate Operations	681,473	300,914	3,098,840	501,626
Golf Operations	1,062,085	1,100,876	4,506,069	4,660,802
Other Income	18,350	56,998	164,979	124,776
Total Revenues	4,283,827	3,714,773	17,329,830	14,063,284

Direct Cost of Revenues
Income Properties	(157,192)	(152,297)	(676,096)	(526,959)
Real Estate Operations	(173,149)	(224,841)	(705,062)	(752,130)
Golf Operations	(1,182,672)	(1,505,095)	(5,393,633)	(5,993,637)
Other Income	(32,414)	(206,759)	(198,834)	(651,423)
Total Direct Cost of Revenues	(1,545,427)	(2,088,992)	(6,973,625)	(7,924,149)

General and Administrative	(1,554,201)	(2,033,107)	(6,624,584)	(5,440,721)
Impairment Charges	--	--	--	(6,618,888)
Depreciation and Amortization	(604,527)	(736,636)	(2,308,035)	(2,450,037)
Gain (Loss) on Disposition of Assets	(2,406)	90,500	239,645	246,107
Total Operating Expenses	(3,706,561)	(4,768,235)	(15,666,599)	(22,187,688)
Operating Income (Loss)	577,266	(1,053,462)	1,663,231	(8,124,404)
Interest Income	665	3,789	1,485	160,369
Interest Expense	(134,958)	(109,276)	(536,018)	(655,275)
Loss on Early Extinguishment of Debt	--	--	(245,726)	--
Income (Loss) from Continuing Operations
Before Income Tax	442,973	(1,158,949)	882,972	(8,619,310)
Income Tax	(156,498)	434,567	(323,078)	3,380,852
Income (Loss) from Continuing Operations	286,475	(724,382)	559,894	(5,238,458)
Income from Discontinued Operations (net of tax)	(224,654)	176,306	39,308	532,267
Net Income (Loss)	$61,821	$(548,076)	$599,202	$(4,706,191)

Per Share Information:
Income (Loss) from Continuing Operations	$0.05	$(0.13)	$0.09	$(0.91)
Income (Loss) from Discontinued Operations (net of tax)	(0.04)	0.03	$0.01	$0.09
Net Income (Loss)	$0.01	$(0.10)	$0.10	$(0.82)

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